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                                                                    Exhibit 15.1



Armstrong Holdings, Inc.
Lancaster, Pennsylvania

    RE:  Registration Statement on Form S-8
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Ladies and Gentlemen:

          With respect to the subject Registration Statement, we acknowledge our awareness of the incorporation by reference therein of our report dated August 11, 2000, related to our review of the interim financial information of Armstrong Holdings, Inc., as of and for the interim period ended June 30, 2000.

          Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.


KPMG LLP


Philadelphia, Pennsylvania
August 11, 2000